Exhibit 99.2

EXPEDIA, INC. - THE NUMBERS

QUARTER ENDED MARCH 2013

The world’s largest online travel agency Expedia, Inc. (EXPE) presents quarterly _nancial results from across its portfolio of travel brands.

UP UP UP

28% 16% 24%

Room Nights: 29.0mm Gross Bookings: $9,781.1mm Revenue: $1,012.4mm

Revenue margin: 10.4%

Q1 room nights grew 28% year over year, driven

UP UP partially by the highest room night growth in over _ve years for the company’s _agship Expedia brand

QUARTERLY PERFORMANCE 266% 25k Collectively, Expedia, Inc. mobile apps passed the 30 million download mark during the quarter, and are being

Mobile App Downloads: 30mm+ Bookable Properties: 205k+ downloaded at a rate of 70 times per minute

All growth rates based on year-on-year growth for quarter ended 3/31/2013 compared to the prior year quarter

REVENUE BY GEOGRAPHY & PRODUCT International revenue: $454 MILLION

41% of total 45% of total revenue revenue

59% Domestic 55% Domestic

revenue revenue

Q1 2012 Q1 2013

International (non-U.S.) revenue grew 36% for the quarter

representing 45% of total revenue, vs. 41% in the prior

year quarter. International room nights grew 43%

U.S. revenue grew 16% - a healthy rate for our most

mature market. Domestic room nights grew 15%

20% 70% All other Hotel sources 10% Air Revenue Sources

SPOTLIGHT ON: THE TRIVAGO ACQUISITION

During Q1, Expedia, Inc. completed the acquisition of a majority interest in Germany-based trivago. Find out more about trivago, and what makes it the world’s leading hotel metasearch company

Headquartered in Dusseldorf, Germany

With metasearch sites in 33 countries & 23 languages

Featuring 600,000+ hotels across

150 booking sites!

Two-thirds of consumers in key European markets recognize the trivago brand

Attracting +20mm visitors each month trivago has been named one of Europe’s top-5 travel sites in key markets like the UK, France, Germany, Spain & Italy

EXPANDING INTERNATIONAL PRESENCE

Expedia, Inc. brands added 26 international Points of Sale

in 19 countries within the past two years

The company also strengthened footholds in high-potential growth markets through signi_cant transactions, such as:

eLong · AirAsia Expedia · VIA Travel · trivago

Helping Expedia, Inc. international points of sale to deliver more than half of the company’s total room nights for three consecutive quarters

Domestic International

Q112 Q212 Q312 Q412 Q113

EXPEDIA, INC.’S SHARE OF GLOBAL TRAVEL MARKET

Online travel leader Expedia, Inc. represents approximately 3% of today’s

$1 Trillion global travel market

3%† 7%† <1%†

Given the continued shift from o_ine-to-online signi_cant growth opportunities exist across geographies

Size of total travel segment by region

US $303 B EUROPE $324 B

APAC $331 B LATAM $68 B

†Expedia, Inc.’s share of total travel market

Source: Phocuswright Travel Overview Reports, including estimates as of full year 2012, and Expedia, Inc. data based on trailing twelve months as of 3/31/13

To learn more about Expedia, Inc. visit http://www.expediainc.com

Trademarks and logos are the property of their respective owners. © Expedia, Inc. 2013